Exhibit 1.1

WEB.COM GROUP INC.

$225,000,000 1.00% Senior Convertible Notes due 2018

Underwriting Agreement

August 8, 2013

Wells Fargo Securities, LLC

375 Park Avenue

4th Floor

New York, New York 10152

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

Web.com Group, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule 1 hereto (the “Underwriters”) $225,000,000 principal amount of its 1.00% Senior Convertible Notes due 2018 (the “Underwritten Securities”) and, at the option of the Underwriters, up to an additional $33,750,000 principal amount of 1.00% Senior Convertible Notes due 2018 (the “Option Securities”). The Underwritten Securities and the Option Securities are herein referred to as the Securities. The Securities will be convertible into shares (the “Underlying Securities”) of cash, shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, or combination of cash and shares of Common Stock, at the option of the Company. The Securities will be issued pursuant to an indenture dated as of August 14, 2013 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture, dated on or about August 14, 2013, to the Base Indenture relating to the Securities (the “Supplemental Indenture” and, together with the Base Indenture and any other amendments or supplements thereto, the “Indenture”), between the Company and the Trustee.

The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Securities, as follows:

1. Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), a registration statement (File No. 333-190479) , including a prospectus (the “Basic Prospectus”), relating to the Securities. The Company has also filed, or proposes to file, with the Commission pursuant to Rule 424 under the Securities Act a prospectus supplement specifically relating to the Securities (the “Prospectus Supplement”). The registration statement, as amended at the time of this Agreement, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness, is referred to herein as the “Registration Statement”; and as used herein, the term “Prospectus” means the Basic Prospectus included in the Registration Statement (and any amendments thereto) as supplemented by the prospectus supplement specifically relating to the Securities in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with confirmation of sales of the Securities and the term “Preliminary Prospectus” means the preliminary prospectus supplement specifically relating to the Securities together with the Basic Prospectus. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus. References herein to the Registration Statement, the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed by the Company under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (the “Exchange Act”) subsequent to the date of this Agreement which are deemed to be incorporated by reference therein. For purposes of this Agreement, the term “Effective Time” means the effective date of the Registration Statement with respect to the offering of the Securities, as determined for the Company pursuant to Section 11 of the Securities Act and Item 512 of Regulation S-K, as applicable.

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At or prior to the Applicable Time (as defined below), the Company had prepared the following information (collectively, the “Pricing Disclosure Package”): a Preliminary Prospectus dated August 8, 2013, and each “free writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Annex A hereto.

“Applicable Time” means 8:00 A.M., New York City time, on August 9, 2013.

2. Purchase of the Securities by the Underwriters.

(a) The Company agrees to issue and sell the Underwritten Securities to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of the Securities set forth opposite such Underwriter’s name in Schedule 1 hereto at a price per Security equal to 97.5% of the principal amount thereof, plus accrued interest, if any from August 14, 2013 to the Closing Date, (the “Purchase Price”), on the Closing Date (as such term is hereinafter defined). The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

In addition, in reliance upon the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, the Option Securities at a price per Security equal to the Purchase Price for the sole purpose of covering over-allotted sales of convertible senior notes in excess of the principal amount of the Underwritten Securities. The option granted hereby will expire 30 days after the date of the Prospectus Supplement and may be exercised in whole or in part from time to time upon written notice (each, an “Option Exercise Notice”) from the Underwriters setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. The principal amount of the Option Securities to be purchased by each Underwriter shall be the same percentage of the total principal amount of the Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities (as adjusted by the Underwriters to eliminate fractions of $1,000). Any Additional Closing Date (as defined below) shall be determined by the Underwriters, but shall not be later than five full business days after the date of the Option Exercise Notice nor earlier than the Closing Date or, if after the Closing Date, earlier than three business days after the date of the Option Exercise Notice unless otherwise agreed in writing by the parties hereto, nor in any event prior to the Closing Date. Any Option Exercise Notice shall be given at least two business days prior to the date and time of delivery specified therein.

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(b) The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Underwriters is advisable, and initially to offer the Securities on the terms set forth in Pricing Disclosure Package and the Prospectus. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

(c) Payment for and delivery of the Securities will be made at the offices of Simpson Thacher & Bartlett LLP at 10:00 a.m., New York City time, on August 14, 2013, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Underwriters and the Company may agree upon in writing or, in the case of the Option Securities, on the date and at the time and place specified in the Option Exercise Notice. The time and date of such payment and delivery of the Underwritten Securities is referred to herein as the “Closing Date”, and the time and date of such payment and delivery for the Option Securities, if other than the Closing Date, is herein referred to as the “Additional Closing Date”.

(d) Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Underwriters against delivery to the nominee of The Depository Trust Company, for the account of the Underwriters, of one or more global notes representing the Securities (the “Global Notes”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Notes will be in form and substance reasonably satisfactory to the Underwriters.

(e) The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company, or any other person. Additionally, none of the Underwriters nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

3. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter that:

(a) Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus included in the Pricing Disclosure Package, at the time of filing thereof, complied in all material respects with the Securities Act, and no Preliminary Prospectus, at the time of filing thereof, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Underwriters expressly for use in any Preliminary Prospectus, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

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(b) Pricing Disclosure Package. The Pricing Disclosure Package as of the Applicable Time did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Underwriters expressly for use in such Pricing Disclosure Package, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

(c) Issuer Free Writing Prospectus. Other than the Registration Statement, the Preliminary Prospectus and the Prospectus, the Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, used, authorized, approved or referred to and will not prepare, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clause (i) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act or (ii) the documents listed on Annex A hereto, each electronic road show and any other written communications approved in writing in advance by the Underwriters. Each such Issuer Free Writing Prospectus complied in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus or Preliminary Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Underwriters expressly for use in such Issuer Free Writing Prospectus or Preliminary Prospectus, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

(d) Registration Statement and Prospectus. The Registration Statement has become effective under the Securities Act. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. The Company has not received any order suspending the effectiveness of the Registration Statement by the Commission and has not received notice of any proceeding for that purpose or notice of any action instituted pursuant to Section 8A of the Securities Act against the Company or related to the offering of the Securities by the Commission, nor has any such proceeding or action been threatened by the Commission; as of the Effective Time, the Registration Statement complied, and as of the date of any amendment thereto will comply, in all material respects with the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively the “Trust Indenture Act”) and the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto, the Prospectus did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Underwriters expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

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(e) Incorporated Documents. The documents incorporated by reference in the Registration Statement, the Prospectus and the Pricing Disclosure Package, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or the Pricing Disclosure Package, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Financial Statements. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly the information shown thereby.

(g) No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, (i) there has not been any change in the capital stock (other than the issuance of shares of Common Stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Registration Statement, the Pricing Disclosure Package and the Prospectus), short-term debt or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Company and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

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(h) Organization and Good Standing. The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”). The subsidiaries listed in Schedule 2 to this Agreement are the only significant subsidiaries of the Company.

(i) Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the heading “Description of Capital Stock”; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Pricing Disclosure Package and the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

(j) Stock Options. With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the Nasdaq Global Select Market (the “Nasdaq Market”) and any other exchange on which Company securities are traded, and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

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(k) Due Authorization. The Company has full right, power and authority to execute and deliver this Agreement, the Securities and the Indenture (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Documents and the consummation by it of the transactions contemplated thereby has been duly and validly taken.

(l) The Indenture. The Indenture has been duly authorized by the Company and has been duly qualified under the Trust Indenture Act, and the Base Indenture and the Supplemental Indenture, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

(m) The Securities. The Securities have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered in accordance with the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(n) Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(o) Descriptions of the Transaction Documents. The Transaction Documents conform in all material respects to the descriptions thereof contained in the Pricing Disclosure Package and the Prospectus.

(p) No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

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(q) No Conflicts. The execution, delivery and performance by the Company of the transactions contemplated by the Transaction Documents, the issuance and sale of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

(r) No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents, in connection with the issuance and sale of the Securities (including the issuance of the Underlying Securities upon conversion thereof), except for the registration of the Securities under the Securities Act and such consents, approvals, authorizations, orders and registrations or qualifications as may be required by the Financial Industry Regulatory Authority (“FINRA”) and under applicable state securities laws in connection with the purchase and distribution of the Securities by the Underwriters.

(s) Legal Proceedings. Except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act to be described in the Registration Statement, the Pricing Disclosure Package or the Prospectus that are not so described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and (ii) there are no contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement, the Pricing Disclosure Package or the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

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(t) Independent Accountants. Ernst &Young LLP, who have certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(u) Title to Real and Personal Property. The Company and its subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v) Title to Intellectual Property. The Company and its subsidiaries own or possess adequate rights to use all material patents, trademarks, service marks, trade names, copyrights, domain names, and any registrations or applications thereof, licenses, inventions, and know-how (including trade secrets, source code, software, and other unregistered proprietary or confidential information, systems or procedures) (“Intellectual Property”) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses will not conflict in any material respect with any such rights of others. The Company and its subsidiaries have not received any cease and desist letter, invitation to take a license, or notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its Intellectual Property which could reasonably be expected to result in a Material Adverse Effect.

(w) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in the Registration Statement and the Prospectus and that is not so described in such documents and in the Pricing Disclosure Package.

(x) Investment Company Act. The Company is not required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(y) Taxes. The Company and its subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof, other than those that could not reasonably be expected to have a Material Adverse Effect; and except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets other than those that could not reasonably be expected to have a Material Adverse Effect.

(z) Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement, the Pricing Disclosure Package, and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

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(aa) No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect.

(bb) Compliance with and Liability Under Environmental Laws. (i) The Company and its subsidiaries (a) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of Hazardous Materials (collectively, “Environmental Laws”), (b) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (c) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (d) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (e) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (i) and (ii) above, for any such matter, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, (a) there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (b) the Company and its subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (c) none of the Company and its subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

(cc) Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, except for noncompliance that could not reasonably be expected to result in material liability to the Company or its subsidiaries; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption that could reasonably be expected to result in a material liability to the Company or its subsidiaries; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that either has resulted, or could reasonably be expected to result, in material liability to the Company or its subsidiaries; (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (vii) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that could reasonably be expected to result in material liability to the Company or its subsidiaries.

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(dd) Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act. The Company’s disclosure controls and procedures provide reasonable assurance that the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the Pricing Disclosure Package is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ee) Accounting Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

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(ff) Insurance. The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and their respective businesses; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(gg) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(hh) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ii) Compliance with OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(jj) No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(kk) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

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(ll) No Registration Rights. Except as disclosed in the Registration Statement, no person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the sale of the Securities to be sold hereunder.

(mm) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(nn) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Pricing Disclosure Package or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(oo) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement, the Pricing Disclosure Package and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(pp) Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(qq) Status Under the Securities Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Securities Act, in each case at the times specified in the Securities Act in connection with the offering of the Securities.

(rr) No Ratings. There are no securities or preferred stock of or guaranteed by the Company or any of its subsidiaries that are rated by a “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act.

(ss) Underlying Securities. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into shares of Common Stock in accordance with the terms of the Securities and the Indenture. The Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved, and when issued upon such conversion of the Securities in accordance with the terms of the Securities, will be duly and validly issued, fully paid and non-assessable, and will conform in all material respects to the description thereof contained in the Pricing Disclosure Package and the Prospectus; and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

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4. Further Agreements of the Company. The Company covenants and agrees with each Underwriter that:

(a) Required Filings. The Company will (i) pay the registration fees for this offering within the time period required by Rule 456(b)1(i) under the Securities Act (without giving effect to the proviso therein) and in any event prior to the Closing Date and (ii) file the Prospectus in a form approved by the Underwriters with the Commission pursuant to Rule 424 under the Securities Act not later than the close of business on the second business day following the date of determination of the public offering price of the Securities or, if applicable, such earlier time as may be required by Rule 424(b) and Rule 430A, 430B or 430C under the Securities Act. The Company will file any Issuer Free Writing Prospectus (including the Pricing Term Sheet substantially in the form of Schedule 4 hereto) to the extent required by Rule 433 under the Securities Act, and the Company will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Underwriters may reasonably request.

(b) Delivery of Copies. The Company will deliver, without charge, (i) to the Underwriters, three signed copies of the Registration Statement as originally filed and each amendment thereto, in each case including all exhibits and consents filed therewith; and (ii) to each Underwriter (A) a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) and (B) during the Prospectus Delivery Period (as defined below), as many copies of the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein and each Issuer Free Writing Prospectus) as the Underwriters may reasonably request. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Securities by any Underwriter or dealer.

(c) Amendments or Supplements, Issuer Free Writing Prospectuses. Before making, preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus, whether before or after the time that the Registration Statement becomes effective, the Company will furnish to the Underwriters and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Underwriters reasonably objects.

(d) Notice to the Underwriters. The Company will advise the Underwriters promptly, and confirm such advice in writing, (i) when the Registration Statement has become effective; (ii) when any amendment to the Registration Statement has been filed or becomes effective; (iii) when any supplement to the Prospectus or any Issuer Free Writing Prospectus or any amendment to the Prospectus has been filed; (iv) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (v) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, any of the Pricing Disclosure Package or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (vi) of the occurrence of any event within the Prospectus Delivery Period as a result of which the Prospectus, the Pricing Disclosure Package or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Pricing Disclosure Package or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; and (vii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, any of the Pricing Disclosure Package or the Prospectus or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

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(e) Ongoing Compliance. (1) If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Underwriters may designate such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Pricing Disclosure Package to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Underwriters may designate, such amendments or supplements to the Pricing Disclosure Package as may be necessary so that the statements in the Pricing Disclosure Package as so amended or supplemented will not, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, be misleading or so that the Pricing Disclosure Package will comply with law.

(f) Blue Sky Compliance. The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Underwriters shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g) Earning Statement. The Company will make generally available to its security holders and the Underwriters as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.

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(h) Clear Market. For a period of 60 days after the date of the Prospectus, the Company will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., other than (A) the Securities to be sold hereunder, (B) any grants of equity awards granted under Company Stock Plans or shares of Common Stock of the Company issued upon the grant, exercise or vesting of equity awards granted under Company Stock Plans in effect on the date hereof as described in the Pricing Disclosure Package and the Prospectus, and (C) shares of Common Stock or other securities issued in connection with a transaction that includes a commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) or any acquisition of assets of not less than a majority or controlling portion of the equity of another entity, provided that (x) the aggregate number of shares issued pursuant to this clause (C) shall not exceed 5.0% of the total number of outstanding shares of Common Stock immediately prior to the issuance and sale of the Underwritten Securities pursuant hereto and (y) the recipient of any such shares of Common Stock and securities issued pursuant to this clause (C) during the 60-day restricted period described above shall enter into an agreement substantially in the form of Exhibit A.

(i) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(j) Exchange Listing. The Company will use commercially reasonable efforts to list for quotation the Underlying Securities on the Nasdaq Market.

(k) Reports. For a period of three years from the date of this Agreement, so long as the Securities are outstanding, the Company will furnish to the Underwriters, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Securities, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system; provided the Company will be deemed to have furnished such reports and financial statements to the Underwriters to the extent they are filed on the Commission’s Electronic Data Gathering, Analysis, and Retrieval system.

(l) Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

(m) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in the Pricing Disclosure Package and the Prospectus under the heading “Use of Proceeds.”

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(n) Notice of Inability to Use Automatic Shelf Registration Statement Form. If at any time during the Prospectus Delivery Period, the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Underwriters, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Securities, in a form satisfactory to the Underwriters, (iii) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective and (iv) promptly notify the Underwriters of such effectiveness. The Company will take all other action reasonably necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(o) Underlying Securities. The Company will reserve and keep available at all times, free of pre-emptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy all obligations to issue the Underlying Securities upon conversion of the Securities.

5. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a) It has not used, authorized use of, referred to or participated in the planning for use of, and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Prospectus or a previously filed Issuer Free Writing Prospectus, (ii) any Issuer Free Writing Prospectus listed on Annex A or prepared pursuant to Section 3(c) above (including any electronic road show), or (iii) any free writing prospectus prepared by such underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”).

(b) It has not and will not, without the prior written consent of the Company, use any free writing prospectus that contains the final terms of the Securities unless such terms have previously been included in a free writing prospectus filed with the Commission.

(c) It is not subject to any pending proceeding under Section 8A of the Securities Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).

6. Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase the Underwritten Securities on the Closing Date or the Option Securities on the Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Underwriters.

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(b) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date or the Additional Closing Date, as the case may be, and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be.

(c) No Material Adverse Change. No event or condition of a type described in Section 3(g) hereof shall have occurred or shall exist, which event or condition is not described in the Pricing Disclosure Package (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Underwriters makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Prospectus.

(d) Officer’s Certificate. The Underwriters shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, a certificate of the chief financial officer or chief accounting officer of the Company and one additional senior executive officer of the Company who is satisfactory to the Underwriters (A) confirming that such officers have carefully reviewed the Registration Statement, the Pricing Disclosure Package and the Prospectus and, to the knowledge of such officers, the representations of the Company set forth in Sections 3(b) and 3(d) hereof are true and correct, (B) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or the Additional Closing Date, as the case may be, and (C) to the effect set forth in paragraphs (a) and (c) above.

(e) Comfort Letters. On the date of this Agreement and on the Closing Date or the Additional Closing Date, as the case may be, Ernst & Young LLP shall have furnished to the Underwriters, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Underwriters, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus; provided, that the letter delivered on the Closing Date or the Additional Closing Date, as the case may be, shall use a “cut-off” date no more than three business days prior to such Closing Date or such Additional Closing Date, as the case may be.

(f) Opinion and 10b-5 Statement of Counsel for the Company. Cooley LLP, counsel for the Company, shall have furnished to the Underwriters, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Underwriters.

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(g) Opinion and 10b-5 Statement of Counsel for the Underwriters. The Underwriters shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, an opinion and 10b-5 statement of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, with respect to such matters as the Underwriters may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(h) Exchange Listing. The Underlying Securities shall have been approved for listing on the Nasdaq Market, subject to official notice of issuance.

(i) No Legal Impediment to Sale. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the sale of the Securities.

(j) Good Standing. The Underwriters shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, satisfactory evidence of the good standing of the Company and its subsidiaries in their respective jurisdictions of organization and their good standing as foreign entities in such other jurisdictions as the Underwriters may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(k) Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and certain shareholders, officers and directors of the Company set forth on Schedule 3 hereto relating to sales and certain other dispositions of shares of Stock or certain other securities, delivered to the Underwriters on or before the date hereof, shall be in full force and effect on the Closing Date or the Additional Closing Date, as the case may be.

(l) Additional Documents. At the Closing Date or the Additional Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the offering and sale of the Securities as herein contemplated shall be reasonably satisfactory to the Underwriters and counsel for the Underwriters.

(m) Supplemental Indenture Relating to the Securities. The Underwriters shall have received an executed copy of the Supplemental Indenture.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

7. Indemnification and Contribution.

(a) Indemnification of the Underwriters by the Company. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) or any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus, any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any Pricing Disclosure Package (including any Pricing Disclosure Package that has subsequently been amended), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Underwriters expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

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(b) Indemnification of the Company. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Underwriters expressly for use in the Registration Statement, the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Pricing Disclosure Package, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information in the Prospectus furnished on behalf of each Underwriter: (i) the list of Underwriters and their respective participation in the sale of Securities and (ii) the paragraph under the caption “Price Stabilization and Short Positions” under the heading “Underwriting.”

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to the preceding paragraphs of this Section 7, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under the preceding paragraphs of this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under the preceding paragraphs of this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the reasonable and documented fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable and documented fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person (which will not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other, from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Underwriters ,on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Securities. The relative fault of the Company, on the one hand, and the Underwriters, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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(e) Limitation on Liability. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

8. Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties.

9. Termination. This Agreement may be terminated in the absolute discretion of the Underwriters, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Securities, prior to the Additional Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market, the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Underwriters, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Prospectus.

10. Defaulting Underwriter.

(a) If, on the Closing Date or the Additional Closing Date, as the case may be, any Underwriter defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder on such date, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date or the Additional Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement and the Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Securities that a defaulting Underwriter agreed but failed to purchase.

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(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters, as provided in paragraph (a) above, the aggregate principal amount of Securities that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be, does not exceed one-eleventh of the aggregate number of Securities to be purchased on such date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Securities that such Underwriter agreed to purchase hereunder on such date plus such Underwriter’s pro rata share (based on the principal amount of Securities that such Underwriter agreed to purchase on such date) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters, as provided in paragraph (a) above, the aggregate principal amount of Securities that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be, exceeds one-eleventh of the aggregate amount of Securities to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Additional Closing Date, the obligation of the Underwriters to purchase Securities on the Additional Closing Date, as the case may be, shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.

11. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incurred by the Company incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Pricing Disclosure Package and the Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing this Agreement; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the state or foreign securities or blue sky laws of such jurisdictions as the Underwriters may designate and the preparation, printing and distribution of a Blue Sky Memorandum; (vi) the cost of preparing stock certificates; (vii) the costs and charges of any transfer agent and any registrar; (viii) all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, FINRA; (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; (x) all expenses and application fees related to the listing of the Underlying Securities on the Nasdaq Market and (xi) the fees and expenses of the Trustee, transfer agent or registrar and any paying agent (including related fees and expenses of any counsel to such parties). In addition, the Company shall reimburse the Underwriters for the fees and expenses incurred by the Underwriters in connection with the registration or qualification and determination of eligibility for investment of the Securities under the state or foreign securities or blue sky laws of such jurisdictions as the Underwriters may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Underwriters).

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(b) If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fails to tender the Securities for delivery to the Underwriters or (iii) the Underwriters decline to purchase the Securities for any reason permitted under this Agreement, the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.

12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Underwriter shall be deemed to be a successor merely by reason of such purchase.

13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters.

14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.

15. Miscellaneous.

(a) Authority of Underwriters. Any action by the Underwriters hereunder may be taken by the Underwriters on behalf of the Underwriters, and any such action taken by the Underwriters shall be binding upon the Underwriters.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Underwriters c/o Wells Fargo Securities, LLC, 375 Park Avenue, New York, New York 10152, Attention: Equity Syndicate Department (fax no: (212) 214-5918). Notices to the Company shall be given to it at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258 (fax: (904) 880-0350); Attention: Matt McClure.

(c) Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

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(d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(f) Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

(g) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signatures Pages Follow]

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If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

WEB.COM GROUP, INC.

By:	/s/ David L. Brown
Name: David L. Brown Title: President and Chief Executive Officer

Accepted as of the date hereof:

WELLS FARGO SECURITIES, LLC

By:	/s/ David Herman
Name: David Herman Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Chris Cormier
Name: Chris Cormier Title: Managing Director

By:	/s/ Andrew Yaeger
Name: Andrew Yaeger Title: Managing Director

Schedule 1

Underwriter	Principal Amount of Securities

Wells Fargo Securities, LLC	$112,500,000
Deutsche Bank Securities Inc.	$112,500,000

Total	$225,000,000

Schedule 2

Subsidiaries of the Company

Subsidiary	Jurisdiction
Network Solutions, LLC	Delaware
Register.com, Inc.	Delaware

Schedule 3

Persons Delivering Lock-Up Agreements

GA-NWS Investor LLC

David L. Brown

Kevin M. Carney

Jason T. Teichman

Roseann Duran

Hugh M. Durden

Philip J. Facchina

Anton J. Levy

Timothy I. Maudlin

Robert S. McCoy, Jr.

Deborah H. Quazzo

Schedule 4

Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated August 8, 2013

Relating to Preliminary Prospectus Supplement dated August 8, 2013

Registration Statement No. 333-190479

Pricing Term Sheet

Web.com Group, Inc.

$225,000,000 aggregate principal amount of

1.00% Senior Convertible Notes due 2018 (the “notes”)

The information in this pricing term sheet relates only to Web.com Group, Inc.’s offering (the “offering”) of its 1.00% Convertible Senior Notes due 2018 and should be read together with the preliminary prospectus supplement dated August 8, 2013 relating to the offering (the “preliminary prospectus supplement”), including the documents incorporated by reference therein and the related base prospectus dated August 8, 2013, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

Issuer	Web.com Group, Inc.
Ticker /Exchange for Common Stock	WWWW / NASDAQ Global Select Market (“Nasdaq”)
Title of Securities	1.00% Senior Convertible Notes due 2018
Aggregate Principal Amount Offered	$225,000,000 aggregate principal amount of notes (or $258,750,000 if the underwriters’ over-allotment option is exercised in full)
Maturity Date	August 15, 2018, unless earlier redeemed, purchased or converted
Interest	1.00% per annum, accruing from the Closing Date
Interest Payment Dates	February 15 and August 15, beginning February 15, 2014
Interest Payment Record Dates	February 1 and August 1 of each year
Last Reported Sale Price	$28.16 per share of the Issuer’s common stock on Nasdaq on the Pricing Date
Conversion Premium	Approximately 24.3% over the Last Reported Sale Price
Initial Conversion Price	Approximately $35.00 per share of common stock
Initial Conversion Rate	28.5714 shares of common stock per $1,000 principal amount of the notes
Optional Redemption	The Issuer may not redeem the notes prior to August 20, 2016. On or after August 20, 2016, the Issuer may redeem for cash all or part of the notes, at its option, if the last reported sale price of the Issuer’s common stock for at least 20 trading days (whether or not consecutive), during any 30 consecutive trading day period ending within five trading days immediately preceding the date on which the Issuer provides notice of redemption exceeds 130% of the applicable conversion price on each applicable trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. The Issuer will give notice of any redemption not less than 45 nor more than 60 calendar days before the redemption date. See “Description of Notes—Optional Redemption” in the preliminary prospectus supplement.

Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption	If and only to the extent a holder elects to convert its notes in connection with a make-whole fundamental change (as defined under “Description of Notes—Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption” in the preliminary prospectus supplement) or a notice of redemption, the Issuer will, under certain circumstances, increase the conversion rate by a number of additional shares of common stock. The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes in connection with a make-whole fundamental change or a redemption notice, as the case may be:

Stock Price

Effective Date	$28.16	$30.00	$32.50	$35.00	$37.50	$40.00	$45.00	$50.00	$60.00	$80.00	$100.00
August 14, 2013	6.9399	6.9399	6.0948	5.1343	4.3537	3.7131	2.7407	2.0553	1.1956	0.4302	0.1472
August 15, 2014	6.9399	6.9399	6.1920	5.1599	4.3275	3.6499	2.6342	1.9315	1.0740	0.3511	0.1047
August 15, 2015	6.9399	6.9399	6.0843	4.9859	4.1101	3.4061	2.3716	1.6766	0.8654	0.2395	0.0534
August 15, 2016	6.9399	6.9399	5.6373	4.4850	3.5845	2.8770	1.8745	1.2373	0.5539	0.1083	0.0089
August 15, 2017	6.9399	6.2192	4.6280	3.4379	2.5512	1.8924	1.0422	0.5762	0.1775	0.0088	0.0000
August 15, 2018	6.9399	4.7619	2.1978	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable.

•	If the stock price is greater than $100.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $28.16 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 35.5113, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes —Conversion Rate Adjustments” in the preliminary prospectus supplement.

Underwriters’ Purchase Price	97.5% of the principal amount
Use of Proceeds

The Issuer estimates that the net proceeds from this offering will be approximately $218.5 million (or $251.4 million if the underwriters’ over-allotment option is exercised in full), after deducting fees and estimated transaction expenses associated with the offering.

The Issuer intends to use the net proceeds from this offering to repay $43.0 million of indebtedness under our revolving credit facility and $175.5 million of indebtedness under its first lien term loans. See “Use of Proceeds” in the preliminary prospectus supplement.

If the underwriters exercise their over-allotment option, the Issuer expect to use the net proceeds from the sale of the additional notes for the repayment of indebtedness under its first lien term loans

Pricing Date	August 8, 2013
Closing Date	August 14, 2013
Joint Book-Running Managers	Wells Fargo Securities, LLC and Deutsche Bank Securities Inc.
Settlement	DTC
CUSIP/ISIN	94733A AA2 / US94733AAA25

Changes to Information in the Preliminary Prospectus Supplement

The following changes are made to the information set forth in the preliminary prospectus supplement and will be reflected in the final prospectus supplement.

The following information set forth on the front cover of the preliminary prospectus supplement is updated as follows:

Issue Price: 95% of the principal amount

The following information will be added under the heading “Material U.S. Federal Income Tax Considerations”:

Original Issue Discount

The notes are being issued with original issue discount (“OID”) for U.S. federal income tax purposes in an amount equal to the difference between their stated principal amount and their “issue price” (the first price at which a substantial amount of the notes is sold to the public). A U.S. noteholder as well as a non-U.S. noteholder subject to U.S. federal income taxation on a net basis generally will be required to include the OID in gross income as ordinary interest income in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income for each day during each taxable year in which the note is held using a constant yield-to-maturity method that reflects the compounding of interest. This means that the noteholder will have to include in income increasingly greater amounts of OID over time. A noteholder’s adjusted tax basis in a note will be the amount paid for the note, increased by any OID previously included in income with respect to that note. OID for non-U.S. noteholders will generally be treated in the same manner as payments of stated interest for U.S. federal income tax purposes. All holders are urged to consult their own tax advisors regarding the application of the OID rules to their particular circumstances.

See "Material United States Federal Income Tax Considerations" in the preliminary prospectus supplement, which supplements and qualifies the above U.S. federal income tax discussion.

The following information set forth in the column labeled “As adjusted” under the heading “Capitalization” in the preliminary prospectus supplement is updated as follows:

June 30, 2013 As adjusted
(in thousands)

Cash and cash equivalents	$16,799
Debt:
Revolving Credit Facility maturing 2016(1)	$-
First Lien Term Loans due 2017(1)	449,866
Capital Lease Obligations	8
1.00% Senior Convertible Notes due August 15, 2018(2)	225,000
Less: Unamortized debt discount of 1.00% Senior Convertible Senior Notes due August 15, 2018 offered hereby(2)	(58,191)
Total debt	$616,683
Stockholders’ equity:
Common stock, $0.001 par value per share: 150,000,000 shares authorized, 50,335,133 shares issued and outstanding at June 30, 2013(3)	$50
Additional paid-in capital(2)	522,638
Accumulated other comprehensive income	10
Accumulated deficit	(348,710)
Total stockholders’ equity	$173,988
Total capitalization	$790,671

(1)	Reflects debt under our first lien credit facilities. We currently expect to use the proceeds from this offering for the repayment of our revolving credit facility and a portion of our first lien term loans. Debt under the first lien term loans is net of original issue discount of $1.5 million. For a more detailed description of this indebtedness, see “Description of Certain Other Indebtedness.”

(2)	In accordance with ASC 470-20, the fair value of the feature to convert the notes into common stock is reported as a component of stockholders’ equity. Upon issuance of the notes, the debt will be reported at a discount to the face amount resulting in a decrease in the amount of debt with an increase in equity reported in our financial statements. Under GAAP, the amount of debt reported will accrete up to the face amount over the expected term of the debt. The determination of the fair values of the debt and equity components has been estimated but is subject to change based upon the completion of our analysis of nonconvertible debt interest rates. We currently estimate that the fair value of the feature to convert the debt into common stock is equal to approximately $58.2 million on a pretax basis. This amount is being reported herein, on an as adjusted basis, on a pre-tax basis as unamortized debt discount on the notes being offered hereby and as an increase in additional paid-in capital. This amount will be reported on an after-tax basis in our financial statements. ASC 470-20 does not affect the actual amount that we are required to repay.

(3)	The number of shares shown as issued and outstanding in the table above excludes:

•	shares of our common stock issuable upon conversion of the notes offered hereby;

•	an aggregate of 7,184,695 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2013, having a weighted-average exercise price of $10.93 per share; and

•	an aggregate of 2,152,205 shares of our common stock reserved as of June 30, 2013 under our equity incentive plans.

The following information set forth under the heading “Summary Consolidated Financial Data” in the preliminary prospectus supplement in the preliminary prospectus supplement is updated as follows:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012

Consolidated Statement of Comprehensive Loss:
Pro forma basic net (loss) income per common share(6)	$(1.19)	$(2.55)
Pro forma diluted net (loss) income per common share(6)	$(1.19)	$(2.55)

(6)	The pro forma basic and diluted net (loss) for the six months ended June 30, 2013 and the year ended December 31, 2012 gives effect to the issuance and sale of $225.0 million in aggregate principal amount of notes in this offering, our receipt of net proceeds therefrom, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of estimated net proceeds as set forth under “Use of Proceeds.” Included in the pro forma adjustment for the six months ended June 30, 2013 and the year ended December 31, 2012 are decreases in interest expenses of $3.9 million and $12.4 million, respectively, resulting from a decreased weighted average interest rate for the applicable periods, offset by $5.2 million and $10.0 million, respectively, in amortization related to the estimated debt discount recorded in accordance with Accounting Standards Codification (“ASC”) 470-20. Pro forma adjustments assume that the transaction took place on January 1, 2012. For the six months ended June 30, 2013, basic and diluted shares used in calculating net (loss) per share were 48.4 million. For the year ended December 31, 2012, basic and diluted shares used in calculating net (loss) per share were 46.9 million.

The Issuer has filed a registration statement including a prospectus and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them from Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 800-326-5897, or email: cmclientsupport@wellsfargo.com; or Deutsche Bank Securities Inc., Attn: Prospectus Group, by email at prospectus.CPDG@db.com or by phone at (800) 503-4611.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus, each dated August 8, 2013. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus. Terms used but not defined herein have the meanings given in the preliminary prospectus supplement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Annex A

Pricing Disclosure Package

Pricing Term Sheet, dated August 8, 2013, relating to the Securities and attached as Schedule 4 hereto.

Exhibit A

LOCK-UP AGREEMENT

August 8, 2013

Wells Fargo Securities, LLC

375 Park Avenue

4th Floor

New York, New York 10152

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Re: Web.com Group, Inc. --- Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Web.com Group, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of $225,000,000 aggregate principal amount of convertible notes of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., the undersigned will not, during the period ending 60 days after the date of the final prospectus (the “Prospectus”) relating to the Public Offering (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, $0.001 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition (collectively, the “Lock-Up Securities”), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Lock-Up Securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of the Lock-Up Securities without the prior written consent of Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., in each case other than (A) transfers of the Lock-Up Securities as a bona fide gift or gifts, (B) as a distribution to direct or indirect affiliates, limited partners, members or shareholders of such person, (C) transfers of Lock-Up Securities to any immediate family member, any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or any of their successors upon death or any partnership or limited liability company, the partners or members of which consist of such person and one or more members of such person’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) and such transfer does not involve a disposition for value, (D) transfers of Lock-Up Securities to any beneficiary of such person pursuant to a will, other testamentary document or applicable laws of descent, (E) transfers of Lock-Up Securities to such person’s affiliates or to any investment fund or other entity controlled or managed by such person, (F) pledges of shares of Lock-Up Securities (including transfer in connection with any such pledges) in favor of lenders under such person’s credit facilities in existence as of the date hereof, (G) transfers of Lock-Up Securities to any permitted transferee under that certain Stockholder Agreement, by and among the Company and the stockholders named therein, dated as of October 27, 2011, as amended, or (H) transfer shares of Lock-Up Securities to satisfy tax withholding obligations pursuant to Company equity compensation plans or arrangements; provided that in the case of any transfer or distribution pursuant to clauses (A), (B), (C), (E) and (G), each donee, transferee or distributee shall execute and deliver to the Underwriters a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (A), (B) or (G), no filing by any party (donor, donee, transferor or transferee) under Section 16 of the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).

[For directors and officers other than Roseann Duran, Jason Teichman, Tim Maudlin and Anton Levy:] In addition, nothing in this Lock-up Agreement shall prohibit the undersigned from establishing a Rule 10b5-1 trading plan during the Lock-Up Period; provided that (a) no transactions thereunder are made until after the expiration of the Lock-Up Period and (b) no public disclosure of such plan shall be required or voluntarily made until after the expiration of the Lock-Up Period.

[For Roseann Duran:] In addition, nothing in this Lock-up Agreement shall prohibit the undersigned from selling 25,000 shares under a Rule 10b5-1 trading plan in existence as of the date hereof during the Lock-Up Period or establishing a Rule 10b5-1 trading plan during the Lock-Up Period; provided that (a) no transactions under any newly established Rule 10b5-1 trading plan are made until after the expiration of the Lock-Up Period and (b) no public disclosure of such newly established Rule 10b5-1 trading plan shall be required or voluntarily made until after the expiration of the Lock-Up Period.

[For Jason Teichman:] In addition, nothing in this Lock-up Agreement shall prohibit the undersigned (A) from establishing a Rule 10b5-1 trading plan during the Lock-Up Period, provided that (a) no transactions thereunder are made until after the expiration of the Lock-Up Period and (b) no public disclosure of such plan shall be required or voluntarily made until after the expiration of the Lock-Up Period, or (B) selling up to 37,500 shares of Common Stock during the Lock-Up Period.

[For Tim Maudlin:] In addition, nothing in this Lock-up Agreement shall prohibit (A) the undersigned (i) from establishing a Rule 10b5-1 trading plan during the Lock-Up Period, provided that (a) no transactions thereunder are made until after the expiration of the Lock-Up Period and (b) no public disclosure of such plan shall be required or voluntarily made until after the expiration of the Lock-Up Period, or (ii) selling up to 20,000 shares of Common Stock during the Lock-Up Period, or (B) the undersigned’s spouse from selling up to 10,000 shares of Common Stock during the Lock-Up Period.

[For Anton Levy:] In addition, nothing in this Lock-up Agreement shall prohibit the undersigned from establishing a Rule 10b5-1 trading plan during the Lock-Up Period, provided that (a) no transactions thereunder are made until after the expiration of the Lock-Up Period and (b) no public disclosure of such plan shall be required or voluntarily made until after the expiration of the Lock-Up Period. For the avoidance of doubt, the undersigned shall not be deemed to beneficially own any Common Stock or such other securities as may be held by investment entities affiliated with General Atlantic LLC.

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Notwithstanding any other provision contained herein, the undersigned shall be permitted to make transfers, sales, tenders or other dispositions of Lock-Up Securities pursuant to a tender offer for securities of the Company or any other transaction, including, without limitation, a merger, consolidation or other business combination, involving a change of control of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Lock-Up Securities in connection with any such transaction, or vote any Lock-Up Securities in favor of any such transaction), provided that all Lock-Up Securities subject to this agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this agreement; and provided further that it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any Lock-Up Securities subject to this agreement shall remain subject to the restrictions herein.

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. Notwithstanding anything to the contrary herein, this agreement will terminate automatically (i) if the Underwriting Agreement is not executed on or before August 31, 2013 and (ii) upon the termination of the Underwriting Agreement.

The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

[NAME OF STOCKHOLDER][NAME OF DIRECTOR OR OFFICER]

By:
Name: Title

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